Exhibit 10.23

REVISED PRIMERICA, INC.

PERFORMANCE STOCK UNIT

AWARD AGREEMENT

Primerica, Inc. (“Primerica”) hereby grants to [NAME] (the “Participant”) performance-based Stock Units pursuant to the Primerica, Inc. Amended and Restated 2010 Omnibus Incentive Plan (the “Plan”), subject to the conditions and restrictions detailed below (the “Performance Stock Units”).  Terms applicable to the Performance Stock Units are contained in the Plan and in this Performance Stock Unit Award Agreement (the “Agreement”).  Capitalized terms not defined herein shall have the meaning assigned to such terms in the Plan.

1.Grant of Performance Stock Units.

Grant Date:	February 16, 2017
Target Number of Performance Stock Units:	[# UNITS]
Performance Goals:	Set forth in Exhibit A
Performance Period:	Three-year period beginning January 1, 2017 and ending on December 31, 2019
Vesting Date:	March 1, 2020
Payment Date:	March 1, 2020

2.Performance Stock Units.  The target number of Performance Stock Units subject to this Agreement is set forth in Section 1 (the “Target Award”).  Primerica will maintain an account (the “Performance Stock Unit Account”) on its books in the name of the Participant which shall reflect such number of Performance Stock Units awarded to the Participant.  Depending on Primerica’s level of achievement of the performance goals set forth in Exhibit A to this Agreement (the “Performance Goals”) for the performance period specified in Section 1 (the “Performance Period”), the Participant may earn a number of Performance Stock Units between 0% to 150% of the Target Award.  Each Performance Stock Unit, to the extent earned and/or vested under the terms of this Agreement, represents an unfunded, unsecured promise by Primerica to deliver to the Participant one share of Primerica’s common stock, par value $.01 per share (“Common Stock”), and to pay to the Participant in cash an amount equal to the amount of the dividends paid by Primerica on one share of Common Stock from the Grant Date through the payment date set forth in Section 1 (the “Payment Date”), or through the Participant’s earlier employment termination date in certain circumstances as set forth in Section 5 below, subject to the terms and conditions contained in this Agreement and the Plan.

Performance Stock Unit Award Agreement

Revised as of February 26, 2018

3.Earning, Vesting and Delivery of Performance Stock Units.  After the end of the Performance Period, the degree of Primerica’s achievement of the Performance Goals for the Performance Period shall be calculated and certified by the Compensation Committee of the Board of Directors and used to determine the number of Performance Stock Units earned.  The earned Performance Stock Units shall become vested on the vesting date set forth in Section 1 (the “Vesting Date”), subject to earlier vesting in certain circumstances as set forth in Section 5 below.  The Performance Stock Units so earned and vested shall be settled by delivery within 60 days following the Payment Date of one share of Common Stock for each such earned Performance Stock Unit and payment of the related dividend equivalent amount described in Section 4.  Delivery of shares of Common Stock, and cash payment of related dividend equivalent amounts, by Primerica as described in this Section 3 shall discharge it of all of its duties and obligations under this Agreement and the Plan with respect to the Performance Stock Units.

4.Dividend Equivalents.  Upon the payment of a cash dividend on the Common Stock by Primerica during the period from the Grant Date of the Participant’s Performance Stock Units through the Payment Date, or through the Participant’s earlier employment termination date in certain circumstances as set forth in Section 5 below, Primerica shall credit the Performance Stock Unit Account of the Participant with an amount equal in value to the dividends that the Participant would have received had the Participant been the actual owner of the number of shares of Common Stock represented by the Performance Stock Units in the Participant’s Performance Stock Unit Account on that date.  After the end of the Performance Period, the amount in such Performance Stock Unit Account attributable to such dividend equivalents shall be adjusted, based on the degree of Primerica’s achievement of the Performance Goals for the Performance Period, in the same percentage used to determine the number of earned Performance Stock Units.  Such amount shall become vested on the Vesting Date and shall be paid to the Participant in cash on the Payment Date, subject to earlier vesting and/or payment in certain circumstances as set forth in Section 5 below.

5.Termination of Employment.  In connection with a termination of the Participant’s employment before the Vesting Date, the Participant’s Performance Stock Units shall be treated as follows:

(a)Voluntary Resignation; Termination by Primerica for Cause.  If the Participant voluntarily terminates employment with Primerica (other than upon a Retirement as described in Section 5(c)) or if Primerica terminates the Participant’s employment for Cause, vesting of the Performance Stock Units, and any related dividend equivalent amounts described in Section 4, will cease on the date the Participant’s employment is so terminated, the Performance Stock Units, and related dividend equivalent amounts, will be cancelled and the Participant shall have no further rights of any kind with respect to any Performance Stock Units under this Agreement.

(b)Certain Other Terminations.  If either (i) the Participant’s employment is terminated by Primerica for any reason other than (A) for Cause (as described in Section 5(a)), (B) in connection with a Change of Control (as described in Section 5(d)), or (C) in connection with the Participant’s disability (as described in Section 5(e)), or (ii) the Participant terminates employment with Primerica with Good Reason (as defined below) other than in connection with a Change of Control (as described in Section 5(d)), the Participant’s Performance Stock Units, and

Performance Stock Unit Award Agreement

Revised as of February 26, 2018

related dividend equivalent amounts described in Section 4, will be deemed to have vested on such employment termination date, contingent on satisfaction by Primerica of the Performance Goals.  After the end of the Performance Period, the number of the Participant’s Performance Stock Units earned will be determined based on satisfaction of the Performance Goals over the Performance Period.  Such amount of earned Performance Stock Units, and related dividend equivalent amounts, will be settled by delivery of one share of Common Stock for each such earned Performance Stock Unit, and payment in cash of any earned dividend equivalent amounts, within 60 days following the Payment Date.  For purposes of this Agreement, the Participant may terminate employment with Good Reason if (1) an event or circumstance set forth in clauses (w), (x), (y) or (z) of this subsection (b) shall have occurred and the Participant provides Primerica with written notice thereof within 90 days after the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the Participant believes constitutes Good Reason, (2) Primerica fails to correct the circumstance or event so identified within 30 days after the receipt of such notice (the “Cure Period”), and (3) the Participant resigns within 30 days after the Cure Period.  For purposes of this Agreement, “Good Reason” means, in the absence of the Participant’s written consent, the occurrence of any of the following:

(w)a material diminution by Primerica in the Participant’s annual base salary or a material diminution in the Participant’s target annual bonus opportunity as a percentage of the Participant’s annual base salary, unless replaced by one or more other bonus or incentive opportunities with a comparable aggregate bonus and incentive opportunity;

(x)a material diminution in the Participant’s authority, duties or responsibilities, provided that a change in the Participant’s reporting relationship (in the absence of any other change which may constitute a material diminution in the Participant’s authority, duties or responsibilities) shall not constitute “Good Reason”;

(y)Primerica requiring the Participant’s principal business location to be at any office or location more than 50 miles from the Participant’s principal business location as of immediately prior to such relocation (other than to an office or location closer to the Participant’s home residence); or

(z)any material breach of this Agreement by Primerica.

(c)Retirement.  If the Participant voluntarily terminates employment with Primerica after having attained at least the age of 55 and with the sum of the Participant’s age (in whole years) plus the Participant’s Years of Service (as defined below) equaling 75 or more on the date of such termination (a “Retirement”), the Participant’s Performance Stock Units, and related dividend equivalent amounts described in Section 4, will be deemed to have vested on such Retirement date, contingent on satisfaction by Primerica of the Performance Goals.  After the end of the Performance Period, the number of the Participant’s Performance Stock Units earned will be determined based on satisfaction of the Performance Goals over the Performance Period.  Such amount of earned Performance Stock Units, and related dividend equivalent amounts, will be settled by delivery of one share of Common Stock for each such earned Performance Stock Unit, and payment in cash of any earned dividend equivalent amounts, within 60 days following the Payment Date.  For purposes of this Agreement, the term “Years of Service” shall mean the total

Performance Stock Unit Award Agreement

Revised as of February 26, 2018

number of years the Participant’s period of service to Primerica and any Subsidiary as of the date the Participant terminates employment.

(d)Change of Control.  If, in the event of a Change of Control, either (i) the Participant’s employment is terminated by Primerica (or a successor entity) other than for Cause, or (ii) the Participant terminates employment with Primerica (or a successor entity) with Good Reason, at any time during the period that begins on the date 6 months before the date of such Change of Control and ends on the date 24 months after the date of such Change of Control, the number of the Performance Stock Units in the Participant’s Target Award (as the same may be adjusted in connection with the Change of Control transaction per the terms of the Plan), and the related dividend equivalent amounts described in Section 4, will be deemed to have vested on such employment termination date.  Such vested Performance Stock Units, and related dividend equivalent amounts, will be settled within 60 days following the date the Participant’s employment is so terminated or, for a Participant whose employment terminates during the 6-month period preceding the Change of Control, within 60 days following the date of the Change of Control, by delivery of one share of Common Stock for each such vested Performance Stock Unit (as the same may be adjusted in connection with the Change of Control transaction per the terms of the Plan) and payment of the related dividend equivalent amount described in Section 4.

(e)Disability.  If the Participant’s employment is terminated by Primerica following completion of the Participant’s approved disability leave pursuant to the applicable Primerica disability policy, the number of the Performance Stock Units in the Participant’s Target Award, and the related dividend equivalent amounts described in Section 4, will be deemed to have vested on such employment termination date.  Such vested Performance Stock Units, and related dividend equivalent amounts, will be settled within 60 days following the date the Participant’s employment is so terminated by delivery of one share of Common Stock for each such vested Performance Stock Unit and payment of the related dividend equivalent amount described in Section 4.

(f)Death.  If the Participant’s employment is terminated upon the Participant’s death, the number of the Performance Stock Units in the Participant’s Target Award, and related dividend equivalent amounts described in Section 4, will be deemed to have vested on the date of the Participant’s death.  Such vested Performance Stock Units, and related dividend equivalent amounts, will be settled within 60 days following the date of the Participant’s death by delivery of one share of Common Stock for each such vested Performance Stock Unit and payment of the dividend equivalent amount described in Section 4, to the personal representative of the Participant’s estate or recipient thereunder pursuant to the terms of the Participant’s will or the applicable laws of descent and distribution.  Notwithstanding the provisions of Sections 5(b) and 5(c), if following a termination described in Section 5(b) or a Retirement described in Section 5(c), a Participant dies prior to the end of the Performance Period, settlement of such Participant’s Performance Stock Units will be made under the terms described in this Section 5(f).

(g)Settlement.  Delivery of shares of Common Stock, and cash payment of related dividend equivalent amounts, by Primerica as described in this Section 5 shall discharge it of all of its duties and obligations under this Agreement and the Plan with respect to the Performance Stock Units.

Performance Stock Unit Award Agreement

Revised as of February 26, 2018

(h)Release Agreement.  Notwithstanding the foregoing, payment with respect to the Participant’s Performance Stock Units following termination of employment as described in subsections (b), (c), (d) or (e) above shall be subject to and conditioned upon the Participant having executed a waiver of claims and general release of Primerica, in a form reasonably acceptable to Primerica, and for which any revocation rights have expired.  If a Participant fails or refuses to execute such a waiver of claims and general release, or timely revokes a previously executed waiver of claims and general release, before the Payment Date, such amounts will not vest as described in subsections (b), (c), (d) or (e) above, as the case may be, and the Performance Stock Units will be cancelled, and the Participant shall have no further rights with respect to such Performance Stock Units.

6.Stockholder Rights.  The grant of Performance Stock Units does not entitle the Participant to any rights of a stockholder of Common Stock, including dividends or voting rights, until such time as the Performance Stock Units are settled in Common Stock.

7.Nontransferable.  As provided by the terms of the Plan, no rights granted under this Agreement, nor any shares of Common Stock issuable pursuant to this Agreement, shall be transferable or assignable by the Participant (or by any other person), other than by will or by the laws of descent and distribution, and they may not be pledged or hypothecated in any way, prior to the issuance and delivery of the shares of Common Stock pursuant to this Agreement.  Any attempted transfer, assignment, pledge or other disposition contrary to the provisions of the Plan and this Agreement shall be null and void and without legal effect.

8.Consent to Electronic Delivery.  In lieu of receiving documents in paper format, by receipt of the Performance Stock Units, the Participant consents, to the fullest extent permitted by law, to electronic delivery of any documents that Primerica may be required to deliver (including, but not limited to, stock certificates, prospectuses, prospectus supplements, grant or award notifications and agreements and all other forms or communications) in connection with the Performance Stock Units.  Electronic delivery of a document to the Participant may be via a Primerica e-mail system or by reference to a location on an Internet site to which the Participant has access.

9.Tax Withholding.  The Participant shall be responsible for any applicable taxes and penalties, and any interest that accrues thereon, incurred in connection with the Performance Stock Units, including the payment of any dividends with respect thereto.  Primerica or a Subsidiary employing the Participant has the authority and the right to deduct or withhold, or require the Participant to remit to the employer, an amount sufficient to satisfy withholding requirements with respect to applicable federal, state, local, foreign or other governmental taxes or charges (including, without limitation, income, payroll and excise taxes) and to take such other action as may be necessary to satisfy any such withholding obligations.

10.Compliance with EESA.  To the extent that the Participant and the Performance Stock Units are subject to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, and any regulations, guidance or interpretations that may from time to time be promulgated thereunder (“EESA”), then any payment of any kind provided for by, or accrued with respect to, the Performance Stock Units must comply with EESA, and the Agreement and the Plan will be interpreted or reformed to so comply.  If requested by Primerica, the Participant will grant

Performance Stock Unit Award Agreement

Revised as of February 26, 2018

to the U.S. Treasury Department (or other body of the U.S. government) and to Primerica a waiver in a form acceptable to the U.S. Treasury Department (or other body) and Primerica releasing the U.S. Treasury Department (or other body) and Primerica from any claims that the Participant may otherwise have as a result of the issuance of any regulations, guidance or interpretations that adversely modify the terms of the Performance Stock Units that would not otherwise comply with the executive compensation and corporate governance requirements of EESA or any securities purchase agreement or other agreement entered into between Primerica or its affiliates and the U.S. Treasury Department (or other body) pursuant to EESA.

11.Entire Agreement.  The Agreement and the Plan constitute the entire understanding between Primerica and the Participant regarding the Performance Stock Units and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof.

12.No Right to Employment.  Nothing contained herein, in the Plan, or in any prospectus shall confer upon the Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

13.Arbitration.  Any disputes related to the Performance Stock Units shall be resolved by arbitration in accordance with Primerica’s arbitration policies.  In the absence of an effective arbitration policy, the Participant acknowledges and agrees that any dispute related to the Performance Stock Units shall be submitted to arbitration in accordance with the Commercial Rules of the American Arbitration Association, if so elected by Primerica in its sole discretion.

14.Conflict. In the event of a conflict between the Agreement and the Plan, the Plan shall control.

15.Governing Law.  The Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

16.Internal Revenue Code Section 409A.  The intent of the parties is that the payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and regulations and other official guidance issued thereunder (“Code Section 409A”), to the extent subject thereto and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance with Code Section 409A.  Consistent with such intent, references to the Participant’s termination of employment or words of similar import as used in this Agreement shall mean the Participant’s “separation from service” as such term is used in Code Section 409A.  In the case of a Participant who is a “specified employee” (as such term is used in Code Section 409A), amounts payable upon the Participant’s separation from service shall be, to the extent required under Code Section 409A, made on the date that is six (6) months following the date of the Participant’s employment termination (or, if earlier, the date of the Participant’s death).  Each installment or other payment under this Agreement shall be treated as a separate payment for purposes of Code Section 409A.  To the extent that payments and benefits under this Agreement are nonqualified deferred compensation subject to Code Section 409A and are contingent upon the Participant’s taking any employment-related action, including without limitation execution (and nonrevocation) of another agreement, such as a release agreement, and the period within which such action(s) may be taken by the Participant would begin

Performance Stock Unit Award Agreement

Revised as of February 26, 2018

in one calendar year and expire in the following calendar year, then such amounts or benefits shall be paid in such following calendar year.

17.Successors and Assigns.  This Agreement shall be binding on all successors and assigns of the Participant, including, without limitation, the estate of the Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.  This Agreement shall be binding on Primerica and its successors and assigns.

18.Reimbursement or Cancellation of Certain Awards.  The Performance Stock Units will be subject to repayment by the Participant to Primerica (i) to the extent set forth in the Plan and (ii) to the extent the Participant is, or in the future becomes, subject to (a) any other Primerica or affiliate “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable laws, rules or regulations, or otherwise or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws.  Further, in the event that the Committee determines that the Performance Stock Units would not have been granted, vested or paid absent fraud or misconduct of the Participant, the Committee, in its discretion, shall take such action as it deems necessary or appropriate to address the fraud or misconduct.  Such actions may include, without limitation and to the extent permitted by applicable law, in appropriate cases, causing the partial or full cancellation of any Performance Stock Units granted to the Participant or requiring partial or full repayment of the value of the Common Stock acquired on settlement of the Performance Stock Units, in each case as the Committee determines to be in the best interests of Primerica.

Performance Stock Unit Award Agreement

Revised as of February 26, 2018